EXHIBIT 99.1

For Immediate Release

Caliper Life Sciences Reports Third Quarter 2009 Results

- IVIS® Imaging and LabChip® GX Biologicals Applications Drive Growth -

- Positive Operating Cash Flows Reported for Third Quarter and Year-to-Date -

HOPKINTON, Mass., November 9, 2009 — Caliper Life Sciences, Inc. (NASDAQ: CALP) today reported results for its third quarter ended September 30, 2009.  GAAP revenues increased by 4% to $32.2 million, from non-GAAP revenues of $31.0 million in the same period of 2008, which represents GAAP revenue of $34.0 million in the third quarter of 2008 reduced by $3.0 million for the impact of divested product lines.  The overall increase in revenues was led by strong performance of the Company’s IVIS Imaging and LabChip product families.  Foreign currency changes did not have a significant impact on total revenue in the quarter.  The Company achieved positive operating net cash flows of $2.8 million in the quarter as a result of effective inventory management coupled with year-to-date improved bottom-line performance.

Third Quarter 2009 Results

•                  Summary revenue performance:

•                  Research:  Revenue from research product families increased by 7% during the quarter (on a non-GAAP basis, adjusted for divestitures), including a 10% increase in microfluidic revenues and 5% increase in automation revenues.  The increase in microfluidic revenues was primarily driven by LabChip GX instrument sales, which increased 90%, and microfluidic chip revenues, which increased 29%, compared to the third quarter in 2008.  These increases were partially offset by a 37% decline in microfluidic license revenues due to non-recurring milestone payments received in the third quarter in 2008.

•                  Imaging:  Total imaging revenues increased by 15% during the quarter driven by continued strong adoption of IVIS instruments and associated reagents which resulted in product revenue growth of 17% in the quarter.  Total organic revenue growth for imaging was 17% during the quarter, after eliminating approximately 2% change due to the impact of unfavorable foreign currency movements.

•                  CDAS:  Total CDAS services group revenues decreased by 26% during the quarter.  The decline resulted primarily from lower in vitro government services revenues, including the effect of the delay in receiving the next Environmental Protection Agency (EPA) ToxCast project task order, which was recently awarded to CDAS in the fourth quarter.

•                  The Company generated positive net cash flow from operations of $2.8 million during the quarter and $0.2 million on a year-to-date basis, resulting in $26.5 million of cash, cash equivalents and marketable securities as of September 30, 2009.

•                  The Company reported third quarter adjusted net loss per share of $0.01, equal to adjusted net loss per share for the same period in 2008.  On a year-to-date basis, the Company reported a 29% decrease in adjusted net loss per share compared to the nine-month period ended September 30, 2008.

See “Use of Non-GAAP Financial Measures” below.

Recent Business Highlights

•                  Shipped a record 35 LabChip GX instruments in the third quarter driven by biologicals, vaccines, and nucleic acid applications, and surpassed 100 installed GX units since its launch in the third quarter of 2008.  Each installed unit is expected to yield approximately 30% of the original equipment price in annual consumable sales and services.

•                  Presented the benefits of LabChip GX for high throughput characterization of biologicals and vaccines to a panel of reviewers at the United States Food and Drug Administration (FDA) on October 26, 2009, together with participants from Pfizer (PFE), Amgen (AMGN), and Biogen Idec (BIIB).

•                  Completed third major “Innovation for Experimentation” highlight forum, which was attended by pharma/biotech customers from throughout Europe.  The most recent forum, hosted by Novartis Pharmaceutical in Basel, Switzerland on October 22, 2009, focused on accelerating small molecule research programs using Caliper’s LabChip EZ Reader® instrument.

•                  Launched IVIS Lumina XR, which combines fluorescence, bioluminescence and X-ray in one imaging solution for pre-clinical research, at an IVIS industry work session that attracted over 150 participants at the World Molecular Imaging Congress (WMIC) in Montreal, Canada.

•                  Expanded the suite of reagents supporting the IVIS family of in vivo imaging instruments with the introduction of XenoLight Rediject reagents.

•                  Received $1.8 million Phase II task order commitment from the EPA on November 3, 2009.  This initial Phase II task order will cover the screening of up to 700 compounds against Caliper’s ToxCast panel of assays, which was recently expanded to 275 total assays by the addition of 40 new kinase and other enzyme assays performed on the LabChip EZ Reader instrument.  The start of work under this latest task order is pending receipt of the next set of compounds for testing from the EPA, and is expected to begin in the first quarter of 2010.

“With solid momentum with IVIS imaging and LabChip sales, we believe our strong performance will continue into the fourth quarter and 2010,” commented Kevin Hrusovsky, Caliper’s president and CEO.  “We have delivered positive operating cash flows year-to-date and are targeting positive cash flows for full year 2009.  Meeting this goal would exceed our previously stated expectations by a full year.  This has been accomplished despite delays in the next EPA task order.  With the initial Phase II task order now in hand, we are anticipating strong double-digit growth for CDAS in 2010.  Given the challenging economic environment, we are pleased with our performance this year: strong revenue growth, margin improvements, faster inventory turns and expense reductions have enabled above-expectation cash performance and an improving financial outlook.  Most importantly, we have a robust pipeline of high margin new products to fuel future growth.  All in all, an exceptionally satisfying year for our company and employees.”

2009 Guidance

The Company projects full year revenue of $127 to $129 million, which represents organic revenue growth of 5 to 7% over 2008 pro forma revenue.   In addition, the Company reaffirmed its expectation to achieve positive earnings before interest, taxes, depreciation, amortization and stock-based compensation over the second half of 2009 and for the full year 2010.

Caliper reported that its revenue outlook for the fourth quarter of 2009 is $34.5 to $36.5 million compared to pro forma revenue (net of divestitures) of $34.6 million in the fourth quarter of 2008.

Use of Non-GAAP Financial Measures

Caliper supplements its GAAP financial reporting with certain non-GAAP financial measures. Reconciliations of Caliper’s GAAP to non-GAAP revenue and earnings per share are provided at the end of this release under “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Revenue growth percentages in this press release are derived from non-GAAP revenues which exclude the impact of revenue from product lines which were divested in the fourth quarter of 2008.  The term “organic” revenue growth eliminates the impact of foreign currency movements during the quarter to reflect growth percentages on a constant currency basis. Caliper believes that providing this additional information enhances investors’ understanding of the financial performance of Caliper’s operations and increases the comparability of its current financial statements to prior periods.

Caliper will discuss its third quarter results in a conference call to be held today, November 9, 2009 at 9:00 a.m. ET. To participate in the call, please dial 888.713.4209 five to ten minutes prior to the call and use the participant passcode 32507029. International callers can access the call by dialing 617.213.4863 and entering the same passcode.  You may also pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PKV9RF3HB.

A live webcast of the call can be accessed at www.fulldisclosure.com or on the Caliper website at www.caliperLS.com in the Events section of the Investor Relations page. A webcast replay of the call will remain available until Caliper’s earnings call for the fourth quarter of 2009.

Telephone replays of the conference call will be available approximately two hours after the completion of the call. To access a telephone playback of the proceedings from November 9 through November 16, dial 888.286.8010 and use the participant passcode of 93641840. International callers can access the playback by dialing 617.801.6888 and using the same participant passcode.

About Caliper Life Sciences

Caliper Life Sciences is a premier provider of cutting-edge technologies enabling researchers in the life sciences industry to create life-saving and enhancing medicines and diagnostic tests more quickly and efficiently.  Caliper is aggressively innovating new technology to bridge the gap between in vitro assays and in vivo results, enabling the translation of those results into cures for human disease.  Caliper’s portfolio of offerings includes state-of-the-art microfluidics, lab automation and liquid handling, optical imaging technologies, and discovery and development outsourcing solutions. For more information please visit www.caliperLS.com.

The statements in this press release regarding future events, including statements regarding Caliper’s expectations regarding future cash flows and its ability to attain positive operating cash flows for the fourth quarter and on a full year basis in 2009, its ability to achieve positive earnings before interest, taxes, depreciation, amortization and stock-based compensation over the second half of 2009 and for the full year 2010, Caliper’s expected revenue outlook for the 2009 full year and for the fourth quarter ending December 31, 2009, Caliper’s expected organic revenue growth rates for the full year, Caliper’s belief that the strong performance of its imaging and microfluidic technology products will continue into the fourth quarter, Caliper’s belief that its CDAS business unit will achieve double-digit growth in 2010, and Caliper’s belief that each installed LabChip GX unit will yield approximately 30% of the original equipment price in annual consumable sales and services are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements as a result of a number of factors, including that Caliper’s expectations regarding demand for its products and services may not materialize if capital spending by Caliper’s customers declines, if competitors introduce new competitive products, or if Caliper is unable to convince potential customers regarding the superior performance of its drug discovery and imaging systems and other products, and unanticipated delays may be encountered in Caliper’s receipt from the EPA of compounds for testing under the recently received Phase II task order for the EPA’s ToxCast screening program. Further information on risks faced by Caliper are detailed under the caption “Risks Related To Our Business” in Caliper’s Annual Report on Form 10-K for the year ended December 31, 2008. Our filings are available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov.  Caliper does not undertake any obligation to update forward-looking or other statements in this release or the conference call.

NOTE:  Caliper, IVIS, LabChip, and EZ Reader are registered trademarks of Caliper Life Sciences, Inc.  ToxCast is a trademark in the United States Environmental Protection Agency.

Contact:	Media:
Peter McAree	Melissa Bruno/Kristin Villiotte
Caliper Life Sciences	Schwartz Communications
508.497.2215	781.684.0770

CALIPER LIFE SCIENCES, INC.

SELECTED FINANCIAL INFORMATION

(unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenue:
Product revenue	$20,952	$19,965	$60,760	$59,655
Service revenue	8,200	10,563	23,761	28,860
License fees and contract revenue	3,021	3,513	8,234	8,844

Total revenue	32,173	34,041	92,755	97,359

Costs and expenses:
Cost of product revenue	11,947	11,983	36,030	36,321
Cost of service revenue	5,393	6,590	16,431	19,134
Cost of license revenue	356	588	1,057	1,154
Research and development	4,221	4,953	13,406	15,526
Selling, general and administrative	10,786	10,256	33,235	36,945
Amortization of intangible assets	1,548	1,742	4,662	6,721
Restructuring charges (credits), net	1,044	2,686	1,096	2,666

Total costs and expenses	35,295	38,798	105,917	118,467

Operating loss	(3,122)	(4,757)	(13,162)	(21,108)
Interest expense, net	(144)	(227)	(535)	(584)
Other expense, net	(85)	(411)	(202)	(92)
Provision for income taxes	(26)	(1)	(176)	(229)

Net loss	$(3,377)	$(5,396)	$(14,075)	$(22,013)

Net loss per share, basic and diluted	$(0.07)	$(0.11)	$(0.29)	$(0.46)
Shares used in computing net loss per common share, basic and diluted	49,013	48,378	48,816	47,987

Reconciliation of GAAP to Non-GAAP Financial Measures

Adjusted Basic Earnings per Share (see explanation of adjustments below)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

GAAP EPS - Basic	$(0.07)	$(0.11)	$(0.29)	$(0.46)
Adjustments:
Acquisition related intangible amortization (1)	1,548	1,742	4,662	6,721
Restructuring and severance costs (2)	1,107	2,997	1,194	3,668
Total Adjustments	$2,655	$4,739	$5,856	$10,389

Per share effect of adjustments	0.06	0.10	0.12	0.22

Adjusted earnings per share - Basic	$(0.01)	$(0.01)	$(0.17)	$(0.24)

We use the term “adjusted earnings per share” or “adjusted EPS” to refer to GAAP earnings per share excluding amortization of intangible assets, and restructuring and severance costs.  Adjusted earnings per share is calculated by subtracting the total per share effect of these adjustments from GAAP EPS.

The adjustments are as follows:

(1)         We exclude amortization of intangible assets from this measure because we believe intangible asset amortization charges do not represent what our management and our investors believe are the costs of developing, producing, supporting and selling our products and the costs to support our internal operating structure.

(2)         We exclude restructuring and severance costs from this measure because they tend to occur as a result of specific events such as acquisitions, divestitures, repositioning our business or other unusual events that could make comparisons of long-range trends difficult for management or investors and could distort performance measures involving our internal investments and the costs to support our operating structure.

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Non-GAAP Revenues for the Three Months Ended September 30, 2009

	Three Months Ended September 30,
	GAAP		Non-GAAP Adjustments (1)		Non-GAAP
	(in thousands)
							GAAP	Non-GAAP
	2009	2008	2009	2008	2009	2008	% Chg	% Chg
Research	$15,708	$17,684	$—	$(3,002)	$15,708	$14,682	(11)%	7%
Imaging	12,189	10,592	—	—	12,189	10,592	15%	15%
Services (CDAS)	4,276	5,765	—	—	4,276	5,765	(26)%	(26)%
Total revenue	$32,173	$34,041	$—	$(3,002)	$32,173	$31,039	(5)%	4%

Non-GAAP Revenues for the Nine Months Ended September 30, 2009

	Nine Months Ended September 30,
	GAAP		Non-GAAP Adjustments (1)		Non-GAAP
	(in thousands)
							GAAP	Non-GAAP
	2009	2008	2009	2008	2009	2008	% Chg	% Chg
Research	$44,310	$50,889	$(343)	$(9,194)	$43,967	$41,695	(13)%	5%
Imaging	35,837	31,382	—	—	35,837	31,382	14%	14%
Services (CDAS)	12,608	15,088	—	—	12,608	15,088	(16)%	(16)%
Total revenue	$92,755	$97,359	$(343)	$(9,194)	$92,412	$88,165	(5)%	5%

(1) For purposes of comparing growth rates for each of the three principal areas of our business, the above non-GAAP table reconciliations exclude revenues related to the PDQ and AutoTrace product lines divested in November 2008.  The $343 of 2009 revenue included remaining first quarter revenues associated with the AutoTrace product lines.  The Company anticipates no further revenue from either of the former PDQ or AutoTrace product lines in 2009.

CALIPER LIFE SCIENCES, INC.

SELECTED FINANCIAL INFORMATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2009	2008
	(unaudited)	*
Assets
Current assets:
Cash, cash equivalents and marketable securities	$26,520	$26,701
Accounts receivable, net	23,698	27,396
Inventories	13,189	17,579
Other current assets	2,225	2,481

Total current assets	65,632	74,157
Property and equipment, net	9,656	10,735
Intangible assets, net	29,725	34,399
Goodwill	22,905	22,905
Other assets	731	882

Total assets	$128,649	$143,078

Liabilities and stockholders’ equity
Current liabilities	$37,171	$39,367
Credit facility	14,900	14,900
Other long-term obligations	10,538	12,073
Stockholders’ equity	66,040	76,738

Total liabilities and stockholders’ equity	128,649	$143,078

*Note: Derived from audited financial statements for the year ended December 31, 2008.

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